Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock Reports Third Quarter Diluted EPS of $1.62

Assets Under Management of $1.259 Trillion at September 30, 2008

New York, October 21, 2008 — BlackRock, Inc. (NYSE:BLK) today reported net income for the 2008 third quarter of $218 million, a decrease of 15%, or $1.62 per diluted share, a decrease of $0.32 compared to the third quarter of 2007. Net income for the first nine months of 2008 totaled $733 million, or $5.49 per diluted share, an increase of 9% compared to the first nine months of 2007. Diluted earnings per share for the third quarter 2008 included a $0.58 non-operating loss, net of non-controlling interests, due to adverse market effects on co-investments and seed investments, compared to non-operating gains, net of non-controlling interests, in the third quarter of 2007 of $0.23. The third quarter 2008 reported operating margin was 34.5%.

Diluted earnings per share, as adjusted1, of $1.71 for the third quarter of 2008 are composed of as-adjusted operating income1 of $431 million or $2.09 per share and as-adjusted non-operating losses1 of $79 million or $0.38 per share. As-adjusted operating income1 is up 2% compared to $422 million in the third quarter of 2007 and down 3.5% compared to $447 million in the second quarter of 2008. Year-to-date operating income, as adjusted1, of $1.3 billion is up 25% compared to 2007. The third quarter 2008 operating margin, as adjusted1, was 38.4%. The operating margin, as adjusted1, for the third quarter 2008 improved as compared to second quarter 2008 and third quarter 2007. The third quarter results reflect solid margins and revenues, including continued growth in BlackRock Solutions®, in a period of adverse market conditions.

The broadly adverse environment plaguing the global capital markets negatively impacted flows and market values in all asset classes during the quarter. Assets under management (“AUM”) ended the quarter at $1.26 trillion, down 12% since June 30, 2008 and 3% since September 30, 2007. The three most significant factors weighing on AUM were the sharp drop in global equity markets, which drove $69.1 billion of net asset value depreciation in equity and balanced accounts; dramatic dislocations in the money market industry, which led to $53.8 billion of net outflows in prime money market funds and low fee securities lending portfolios; and strengthening of the dollar, which caused a $20.7 billion adverse shift from foreign exchange translation. In the face of these headwinds, investors continued to turn to BlackRock for a wide range of capital markets, risk management and valuation-related advisory services, including 16 net new assignments in BlackRock Solutions during the quarter and 52 new mandates year-to-date. Over the last twelve months, net new business totaled $69.3 billion, with net inflows in all client regions and in all asset classes other than cash management. While the business environment remains extraordinarily difficult, we continue to have a strong new business pipeline, with $62.3 billion of wins funded or to be funded, including $48.5 billion of long-dated and advisory assets and $13.8 billion in cash management products.

[1]	See notes (a), (b), (c) and (d) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 7, 8, 9 and 10.

“Operating income decelerated in the third quarter largely as a result of market declines and massive disruption in the U.S. money markets,” stated Laurence D. Fink, Chairman and CEO of BlackRock. “The global capital markets are in turmoil and the credit markets remain largely frozen. Though the first signs of a thaw have emerged, we have a long way to go. This is the only time I can remember that product diversification did not help – every asset class has suffered, and all market participants have been affected. No one, including BlackRock, is immune.

“Absent a significant turnaround, the severity of the market loss and the seismic shifts that have occurred in the financial services landscape will have profound implications for investors. Clients will need to reevaluate their assets and liabilities, reconsider allocation and diversification policies, and develop new investment strategies for the future. We are already hearing that they want new ideas, global solutions tailored to their unique needs.

“Our One BlackRock model is well suited to meeting clients’ demands in this new environment. While we cannot avoid the adverse impact of the global market environment, we have brought together expertise across our platform to identify unique investment opportunities and to provide a wide range of advisory and other non-traditional services to our clients. These efforts have differentiated BlackRock and helped sustain operating earnings.

“We are also distinguishing BlackRock in our day-to-day activities. In the face of great uncertainty and volatility, our team has worked tirelessly to monitor our risk positions, keep our operations running smoothly and serve our clients. I could not be prouder of our employees. I believe that their efforts continue to differentiate BlackRock, and that we will emerge from this period stronger and more effective.

“On another note, in mid-September Bank of America reached an agreement to acquire Merrill Lynch, BlackRock’s largest shareholder. We have enjoyed a strong partnership with Merrill Lynch, which we expect to sustain under the new umbrella. We look forward to working with Bank of America CEO, Ken Lewis, and his team to build an equally strong long-term relationship with their organization and to enhance our ability to serve our collective clients.”

Third Quarter Business Highlights

During the third quarter, we had $4.1 billion of net new business from clients in the EMEA and Asia Pacific regions, with $7.8 billion of net inflows from institutional investors overcoming $3.7 billion of net outflows in international retail products. Net new business from clients in the Americas was overwhelmed by net outflows in cash management products (see below). In long-dated assets, we attracted $1.9 billion of net inflows in retail products, which were offset by $2.9 billion of net outflows from tax-exempt institutions and high net worth investors. We also had $11.0 billion of net outflows from taxable institutions, more than 75% of which were from a single client that internalized asset management following a merger. During the quarter, we also paid out $0.9 billion of proceeds from liquidations in advisory portfolios to clients globally.

The mid-September bankruptcy of Lehman Brothers, followed by a major third-party managed money market fund breaking the buck, caused a meltdown in U.S. money markets. Industry outflows for the quarter totaled $348 billion in prime and tax-exempt funds2 , causing commercial paper markets to freeze. As one of the industry’s largest and fastest growing managers, BlackRock suffered substantial outflows, partially reversing above-average inflows during the prior 18 months. Net outflows, most of which occurred during the last two weeks of the quarter, totaled $41.6 billion in money market funds and $12.2 billion in low fee securities lending portfolios. As a result, third quarter average assets declined approximately 6% versus second quarter 2008. Although we have had $13.8 billion of net inflows in cash management products since quarter-end, the money market industry faces continuing challenges and is expected to remain highly volatile.

[2]	Source: iMoneyNet

2

Fixed income markets were also under extreme stress throughout the quarter, which negatively impacted investment performance and new business momentum. During the quarter, we had net outflows of $4.2 billion, with $9.8 billion of net inflows in sector-specific, global and international products overshadowed by $9.0 billion of net outflows in targeted duration ($8.4 billion of which was from the client referenced earlier) and $5.0 billion in core bond, CDOs and other products. Equities suffered $2.5 billion of net outflows during the quarter, with $2.2 billion of net inflows from institutional and U.S. retail investors offset by $4.7 billion of net outflows from high net worth and international retail clients. We also had $1.0 billion of net inflows in alternative investments, spanning a wide range of products.

Clients continued to call on BlackRock for services that utilize our deep risk management capabilities, broad capital markets expertise, problem-solving approach, independence and fiduciary culture. This has contributed to strong growth in BlackRock Solutions throughout the year, including 16 net new assignments added during the third quarter and 52 net new assignments year-to-date, a number of which are short-term or one-time engagements. In addition, we have seven Aladdin® implementations in process, four of which should be completed during the fourth quarter of 2008. During the quarter, we were very excited to announce and close the acquisition of Australian software developer, Impact Investing, which supports approximately $1 trillion of equity assets with its analytic tools and, when integrated, will enhance Aladdin’s multi asset class capabilities.

Global debt and equity markets were extraordinarily challenging during the quarter, as reflected in investment performance throughout the industry and the dramatic increase in return dispersion among managers. Market disruptions late in the third quarter drove credit spreads to historically wide levels. Similarly, record high levels of stock market volatility created challenges in equity and balanced products across regions and sectors. Throughout the difficult period, we have redoubled our efforts to communicate thoughtfully and frequently with our clients and to help them address unique challenges in their investment programs as they arise. As of October 19, 2008, our pipeline of wins funded or to be funded was $62.3 billion, including $48.5 billion of long-dated and advisory assets and $13.8 billion in cash management products, as well as robust new business opportunities in BlackRock Solutions.

Third Quarter Financial Highlights

Comparison to the Third Quarter of 2007

Third quarter 2008 operating income increased 67% to $454 million from $272 million earned in third quarter 2007. Third quarter 2008 included the results related to AUM acquired in the Quellos transaction, which closed on October 1, 2007, while the third quarter of 2007 included the impact of the one-time expense of $128 million related to the termination of certain arrangements with Merrill Lynch.

Third quarter 2008 revenues of $1,313 million increased $15 million, or 1%, compared to $1,298 million in third quarter 2007 primarily due to the following:

•

Investment advisory and administration base fees of $1,084 million in third quarter 2008 increased $58 million, or 6%, compared to $1,026 million in third quarter 2007 due to a $50 million increase in alternative investment products primarily related to AUM acquired in the Quellos transaction and a $48 million increase in cash management products related to an increase in average AUM, partially offset by a decrease of $40 million in equity and balanced products primarily due to a decline in AUM as a result of adverse market and foreign exchange effects.

•

Performance fees were $55 million in third quarter 2008, compared to $149 million in third quarter 2007. The decrease primarily relates to market effects on products with absolute performance return measures.

•

BlackRock Solutions revenue was $113 million for third quarter 2008 compared to $48 million in third quarter 2007. The increase is primarily due to additional financial market advisory assignments and Aladdin assignments.

•

Other revenue was $27 million for third quarter 2008, compared to $42 million in third quarter 2007. The decrease of $15 million primarily related to other advisory service fees earned in third quarter 2007.

Third quarter 2008 operating expenses were $860 million compared to $898 million in third quarter 2007, excluding a one-time expense in third quarter 2007 of $128 million related to the termination of certain closed-end fund administration and servicing arrangements with Merrill Lynch. The $38 million, or 4%, decrease compared to third quarter 2007 was primarily due to the following:

•

Employee compensation and benefits decreased $32 million primarily due to a $23 million decline in incentive compensation and a decrease in deferred compensation expense of $39 million, offset by a $28 million increase in salaries and benefits primarily due to increased staff (including the increase in staff associated with the fund of funds acquisition in 2007). The decline in deferred compensation, which is offset by losses on investments included in non-operating income, is primarily related to depreciation on assets in the third quarter 2008 associated with certain deferred compensation plans.

•	Portfolio administration and servicing costs paid to Merrill Lynch and other third parties increased $11 million primarily due to higher levels of average AUM in cash management products.

•	General and administration expenses decreased $29 million primarily related to a $27 million decline in foreign currency remeasurement costs.

•	Amortization of intangible assets increased $5 million due to an increase in finite-lived management contracts acquired in the Quellos transaction.

Third quarter 2008 non-operating expense, net of non-controlling interests, was $119 million compared to non-operating income, net of non-controlling interests of $47 million in third quarter 2007. The $119 million non-operating expense, net of non-controlling interests, includes losses of $66 million from seed and co-investments in hedge funds/funds of hedge funds (including the impact of distressed credit products), $13 million from real estate products and $39 million related to assets associated with certain deferred compensation plans.

Comparison to the Second Quarter of 2008

Third quarter 2008 operating income increased 12% to $454 million from $405 million earned in second quarter 2008.

Third quarter 2008 revenues of $1,313 million decreased $74 million, or 5%, compared to $1,387 million in second quarter 2008 primarily due to the following:

•

Investment advisory and administration base fees of $1,084 million in third quarter 2008 decreased $77 million, or 7%, compared to $1,161 million in second quarter 2008 primarily associated with a reduction in AUM during the third quarter as a result of market depreciation, foreign currency revaluations and net redemptions, primarily out of cash management products.

•

BlackRock Solutions revenue was $113 million for third quarter 2008 versus $100 million in second quarter 2008. The third quarter revenue increase of $13 million, or 13%, was the result of additional financial market advisory assignments and new Aladdin assignments.

•

Other revenue was $27 million for third quarter 2008 compared to $35 million in second quarter 2008. Third quarter 2008 other revenue declined primarily as a result of lower fees earned on lending securities.

Third quarter 2008 operating expenses of $860 million decreased $122 million, or 12%, compared to $982 million in second quarter 2008 primarily due to the following:

•

Employee compensation and benefits decreased $84 million primarily due to a $64 million decrease in deferred compensation expense linked to depreciation on assets related to certain deferred compensation plans and a decrease in incentive compensation expense. The decrease in deferred compensation expense is largely offset by losses on investments included in non-operating income.

•

General and administration expenses decreased $35 million primarily due to a $32 million decrease in expense related to foreign currency remeasurement and a $5 million decrease in closed-end fund launch costs partially offset by a $4 million increase in various non-income tax expenses.

Third quarter 2008 non-operating expense, net of non-controlling interests, was $119 million, compared to non-operating income, net of non-controlling interests, of $17 million in second quarter 2008. $64 million of the decline from second quarter 2008 relates to decline in valuations on assets associated with certain deferred compensation plans.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Tuesday, October 21, 2008, at 9:00 a.m. (Eastern Time) to discuss its third quarter results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 69311171). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Tuesday, October 21, 2008 and ending at midnight on Tuesday, October 28, 2008. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 69311171. To access the webcast, please visit the investor relations section of www.blackrock.com

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. At September 30, 2008, BlackRock’s AUM was $1.259 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions investment system, risk management and financial advisory services. Headquartered in New York City, as of September 30, 2008, the firm has approximately 5,800 employees in 22 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries, or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s investments; (14) fluctuations in foreign currency exchange rates, which may adversely affect the value of investment advisory and administration fees earned by BlackRock or the carrying value of certain assets and liabilities denominated in foreign currencies; (15) the impact of changes to tax legislation and, generally, the tax position of the Company; (16) BlackRock’s ability to successfully integrate the MLIM and Quellos Businesses with its existing business; (17) the ability of BlackRock to effectively manage the former MLIM and Quellos assets along with its historical assets under management; (18) BlackRock’s success in maintaining the distribution of its products; and (19) the impact of BlackRock electing to provide support to its products from time to time.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

# # #

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,			Three Months Ended June 30,		Nine Months Ended September 30,
	2008	2007	% Change	2008	% Change	2008	2007	% Change
Revenue
Investment advisory and administration base fees	$1,084,401	$1,026,430	6%	$1,161,357	(7)%	$3,378,636	$2,850,550	19%
Investment advisory performance fees	54,680	149,382	(63)%	57,079	(4)%	153,302	197,518	(22)%

Investment advisory and administration base and performance fees	1,139,081	1,175,812	(3)%	1,218,436	(7)%	3,531,938	3,048,068	16%
BlackRock Solutions	112,593	47,683	136%	99,701	13%	271,959	136,293	100%
Distribution fees	34,229	32,310	6%	33,683	2%	103,231	89,997	15%
Other revenue	27,317	42,274	(35)%	35,131	(22)%	93,182	126,118	(26)%

Total revenue	1,313,220	1,298,079	1%	1,386,951	(5)%	4,000,310	3,400,476	18%

Expenses
Employee compensation and benefits	468,094	499,742	(6)%	551,954	(15)%	1,488,997	1,255,817	19%
Portfolio administration and servicing costs	150,259	138,850	8%	153,618	(2)%	459,615	401,014	15%
Amortization of deferred mutual fund sales commissions	33,857	28,763	18%	33,422	1%	97,487	79,034	23%
General and administration	170,917	199,807	(14)%	206,395	(17)%	590,297	617,356	(4)%
Termination of closed-end fund administration and servicing arrangements	—	128,114	(100)%	—	NM	—	128,114	(100)%
Amortization of intangible assets	36,557	31,085	18%	36,572	(0)%	109,698	93,193	18%

Total expenses	859,684	1,026,361	(16)%	981,961	(12)%	2,746,094	2,574,528	7%

Operating income	453,536	271,718	67%	404,990	12%	1,254,216	825,948	52%

Non-operating income (expense)
Net gain (loss) on investments	(142,552)	117,895	(221)%	(467)	NM	(162,508)	478,458	(134)%
Interest and dividend income	19,605	20,109	(3)%	13,924	41%	51,868	52,204	(1)%
Interest expense	(16,737)	(9,815)	71%	(16,720)	0%	(50,835)	(31,023)	64%

Total non-operating income (expense)	(139,684)	128,189	(209)%	(3,263)	NM	(161,475)	499,639	(132)%

Income before income taxes and non-controlling interests	313,852	399,907	(22)%	401,727	(22)%	1,092,741	1,325,587	(18)%
Income tax expense	117,237	63,168	86%	147,569	(21)%	394,937	298,086	32%

Income before non-controlling interests	196,615	336,739	(42)%	254,158	(23)%	697,804	1,027,501	(32)%
Non-controlling interests	(21,111)	81,539	126%	(19,900)	6%	(35,651)	354,669	110%

Net income	$217,726	$255,200	(15)%	$274,058	(21)%	$733,455	$672,832	9%

Weighted-average shares outstanding (d)
Basic	129,793,939	128,161,027	1%	129,569,325	0%	129,427,715	128,501,575	1%
Diluted	134,012,819	131,316,455	2%	133,526,713	0%	133,500,644	131,534,188	1%
Earnings per share (d)
Basic	$1.68	$1.99	(16)%	$2.12	(21)%	$5.67	$5.24	8%
Diluted	$1.62	$1.94	(16)%	$2.05	(21)%	$5.49	$5.12	7%

Cash dividends declared and paid per share	$0.78	$0.67	16%	$0.78	0%	$2.34	$2.01	16%

Supplemental information:

Operating income, as adjusted (a)	$431,330	$421,517	2%	$447,166	(4)%	$1,290,911	$1,029,423	25%

Operating margin, GAAP basis	34.5%	20.9%	65%	29.2%	18%	31.4%	24.3%	29%
Operating margin, as adjusted (a)	38.4%	37.7%	2%	37.9%	1%	38.0%	36.9%	3%

Non-operating income (expense), net of non-controlling interests, as adjusted (b)	$(79,212)	$47,357	(267)%	$(8,288)	NM	$(110,592)	$136,116	(181)%

Net income, as adjusted (c)	$228,877	$300,079	(24)%	$285,271	(20)%	$767,208	$745,945	3%
Diluted earnings per share, as adjusted (c) (d)	$1.71	$2.29	(25)%	$2.14	(20)%	$5.75	$5.67	1%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

NM - Not meaningful

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

BlackRock reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may not be as useful if investors are limited to reviewing only GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Certain prior period non-GAAP data has been reclassified to conform to the current presentation. Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain transactions deemed non-recurring by management or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement, equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Nine Months Ended September 30,
	September 30,		June 30,
	2008	2007	2008	2008	2007
Operating income, GAAP basis	$453,536	$271,718	$404,990	$1,254,216	$825,948
Non-GAAP adjustments:
Termination of closed-end fund administration and servicing agreement	—	128,114	—	—	128,114
PNC LTIP funding obligation	14,655	13,613	14,751	44,427	39,589
Merrill Lynch compensation contribution	2,500	2,500	2,500	7,500	7,500
MLIM integration costs	—	6,139	—	—	19,278
Quellos integration costs	—	140	—	—	140
Compensation expense related to (depreciation) appreciation on deferred compensation plans	(39,361)	(707)	24,925	(15,232)	8,854

Operating income, as adjusted	431,330	421,517	447,166	1,290,911	1,029,423
Closed-end fund launch costs	—	1,875	5,388	9,127	34,828
Closed-end fund launch commissions	—	264	—	164	5,958

Operating income used for operating margin measurement	$431,330	$423,656	$452,554	$1,300,202	$1,070,209

Revenue, GAAP basis	$1,313,220	$1,298,079	$1,386,951	$4,000,310	$3,400,476
Non-GAAP adjustments:
Portfolio administration and servicing costs	(150,259)	(138,850)	(153,618)	(459,615)	(401,014)
Amortization of deferred mutual fund sales commissions	(33,857)	(28,763)	(33,422)	(97,487)	(79,034)
Reimbursable property management compensation	(6,218)	(7,218)	(6,341)	(18,678)	(20,525)

Revenue used for operating margin measurement	$1,122,886	$1,123,248	$1,193,570	$3,424,530	$2,899,903

Operating margin, GAAP basis	34.5%	20.9%	29.2%	31.4%	24.3%

Operating margin, as adjusted	38.4%	37.7%	37.9%	38.0%	36.9%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of management’s ability to effectively employ BlackRock’s resources. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Operating income, as adjusted:

The expense related to the termination of the closed-end fund administration and servicing arrangements with Merrill Lynch has been excluded from operating income, as adjusted, as the termination of the arrangements is deemed non-recurring by management. The portion of expense associated with certain Long-Term Incentive Plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock common stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded because, exclusive of the impact related to the exercise of LTIP participants’ put options, primarily in the three months ended March 31, 2007, these charges do not impact BlackRock’s book value. MLIM and Quellos integration costs consist principally of certain professional fees, rebranding costs and compensation costs incurred in conjunction with the integration, which were reflected in GAAP operating income. Integration costs have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help ensure the comparability of this information to prior periods. As such, management believes that operating margins exclusive of these costs are more representative of the operating performance for the respective periods. Compensation expense associated with appreciation (depreciation) on assets related to certain BlackRock deferred compensation plans has been excluded as returns on investments directed for these plans are reported in non-operating income.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes that excluding such costs and commissions is useful because such costs can fluctuate considerably and revenues associated with the expenditure of such costs will not fully impact the Company’s results until future periods.

Revenue used for operating margin, as adjusted, excludes portfolio administration and servicing costs paid to related parties and to other third parties. Management believes that excluding such costs is useful because the Company receives offsetting revenue for these services. Amortization of deferred mutual fund sales commissions are excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. Reimbursable property management compensation represents compensation and benefits paid to personnel of Metric Property Management, Inc. (“Metric”), a subsidiary of BlackRock Realty Advisors, Inc. (“Realty”). These employees are retained on Metric’s payroll when certain properties are acquired by Realty’s clients. The related compensation and benefits are fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin, as adjusted, because they bear no economic cost to BlackRock.

(b) Non-operating income (expense), net of non-controlling interests, as adjusted:

Non-operating income (expense), net of non-controlling interests, as adjusted, equals non-operating income (expense), GAAP basis, net of non-controlling interests, GAAP basis, adjusted for compensation expense, associated with depreciation (appreciation) on assets related to certain BlackRock deferred compensation plans, which is recorded in operating income. This compensation expense has been included in non-operating income (expense), net of non-controlling interests, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2008	2007	2008	2008	2007
Non-operating income (expense), GAAP basis	$(139,684)	$128,189	$(3,263)	$(161,475)	$499,639
Non-controlling interests, GAAP basis	(21,111)	81,539	(19,900)	(35,651)	354,669

Non-operating income (expense), net of non-controlling interests	(118,573)	46,650	16,637	(125,824)	144,970
Compensation expense related to depreciation (appreciation) on deferred compensation plans	39,361	707	(24,925)	15,232	(8,854)

Non-operating income (expense), net of non-controlling interests, as adjusted	$(79,212)	$47,357	$(8,288)	$(110,592)	$136,116

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(b) Non-operating income (expense), net of non-controlling interests, as adjusted (continued):

Management believes that non-operating income (expense), as adjusted, provides for comparability of this information to prior periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As the compensation expense, which is included in operating income offsets the gain/(loss) on the investments associated with the expense, management believes that non-operating income (expense), net of non controlling interests, as adjusted, provides useful disclosure to investors.

(c) Net income, as adjusted:

Net income, as adjusted, equals net income, GAAP basis, adjusted for significant non-recurring items as well as charges which ultimately will not impact BlackRock’s book value

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2008	2007	2008	2008	2007
Net income, GAAP basis	$217,726	$255,200	$274,058	$733,455	$672,832
Non-GAAP adjustments, net of tax:
Termination of closed-end fund administration and servicing arrangements	—	81,993	—	—	81,993
PNC LTIP funding obligation	9,526	8,712	9,588	28,878	25,337
Merrill Lynch compensation contribution	1,625	1,600	1,625	4,875	4,800
MLIM integration costs	—	3,929	—	—	12,338
Quellos integration costs	—	90	—	—	90
Corporate income tax reductions	—	(51,445)	—	—	(51,445)

Net income, as adjusted	$228,877	$300,079	$285,271	$767,208	$745,945

Diluted weighted average shares outstanding (d)	134,012,819	131,316,455	133,526,713	133,500,644	131,534,188

Diluted earnings per share, GAAP basis (d)	$1.62	$1.94	$2.05	$5.49	$5.12

Diluted earnings per share, as adjusted (d)	$1.71	$2.29	$2.14	$5.75	$5.67

Management believes that net income, as adjusted, and diluted earnings per share, as adjusted, are effective measurements of BlackRock’s profitability and financial performance. The termination of the closed-end fund administration and servicing arrangements with Merrill Lynch has been excluded from net income, as adjusted and diluted earnings per share as adjusted, as the termination of the arrangements is deemed non-recurring by management. The portion of the LTIP expense associated with awards that will be funded through the distribution to participants of shares of BlackRock common stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, because, exclusive of the impact related to the exercise of LTIP participants’ put options, primarily in the three months ended March 31, 2007, these charges do not impact BlackRock’s book value. MLIM and Quellos integration costs reflected in GAAP net income have been deemed non-recurring by management and have been excluded from net income, as adjusted, and diluted earnings per share, as adjusted, to help ensure the comparability of this information to prior reporting periods. Integration costs consist principally of certain professional fees, rebranding costs and compensation costs incurred in conjunction with the integration. The United Kingdom and Germany, during third quarter 2007, enacted legislation reducing corporate income taxes, effective in April and January of 2008, respectively, which resulted in a revaluation of certain deferred tax liabilities. The resulting decrease in income taxes has been excluded from net income, as adjusted, as it is non-recurring and to ensure comparability to current reporting periods.

(d) Series A non-voting participating preferred stock is considered to be common stock for purposes of earnings per share calculations.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended September 30,			Three Months Ended June 30, 2008		Nine Months Ended September 30,
	2008	2007	% Change		% Change	2008	2007	% Change
Investment advisory and administration fees:
Equity and balanced	$540,019	$580,302	(7)%	$601,311	(10)%	$1,743,957	$1,579,786	10%
Fixed income	230,228	230,373	(0)%	234,048	(2)%	685,779	670,411	2%
Cash management	176,615	128,381	38%	183,505	(4)%	534,674	363,168	47%
Alternative investment products	137,539	87,374	57%	142,493	(3)%	414,226	237,185	75%

Investment advisory and administration base fees	1,084,401	1,026,430	6%	1,161,357	(7)%	3,378,636	2,850,550	19%
Equity and balanced	9,116	15,425	(41)%	29,494	(69)%	76,621	31,466	144%
Fixed income	—	730	(100)%	494	(101)%	1,716	3,350	(49)%
Alternative investment products	45,564	133,227	(66)%	27,091	68%	74,965	162,702	(54)%

Investment advisory performance fees	54,680	149,382	(63)%	57,079	(4)%	153,302	197,518	(22)%

Total investment advisory and administration base and performance fees	1,139,081	1,175,812	(3)%	1,218,436	(7)%	3,531,938	3,048,068	16%

BlackRock Solutions	112,593	47,683	136%	99,701	13%	271,959	136,293	100%
Distribution fees	34,229	32,310	6%	33,683	2%	103,231	89,997	15%
Other revenue	27,317	42,274	(35)%	35,131	(22)%	93,182	126,118	(26)%

Total revenue	$1,313,220	$1,298,079	1%	$1,386,951	(5)%	$4,000,310	$3,400,476	18%

BlackRock, Inc. Summary of Non-operating Income (Expense) (Dollar amounts in thousands) (unaudited)
	Three Months Ended September 30,			Three Months Ended June 30, 2008		Nine Months Ended September 30,
	2008	2007	% Change		% Change	2008	2007	% Change
Total non-operating income (expense)	$(139,684)	$128,189	(209)%	$(3,263)	NM	$(161,475)	$499,639	(132)%
Non-controlling interests	21,111	(81,539)	126%	19,900	(6)%	35,651	(354,669)	110%

Total non-operating income (expense), net of non-controlling interests	$(118,573)	$46,650	(354)%	$16,637	NM	$(125,824)	$144,970	(187)%

	Three Months Ended September 30,			Three Months Ended June 30, 2008		Nine Months Ended September 30,
	2008	2007	% Change		% Change	2008	2007	% Change
Non-operating income (expense)
Net gain (loss) on investments, net of non-controlling interests
Private equity	$(3,724)	$12,413	(130)%	$1,696	(320)%	$6,033	$55,315	(89)%
Real estate	(13,427)	26,915	(150)%	(8,455)	(59)%	(35,359)	29,372	(220)%
Hedge funds/funds of hedge funds	(66,008)	(4,154)	NM	11,664	NM	(69,722)	12,567	NM
Other investments [1]	(38,283)	1,182	NM	15,190	NM	(27,147)	26,535	(202)%

Total net gain (loss) on investments, net of non-controlling interests	(121,442)	36,356	(434)%	20,095	NM	(126,195)	123,789	(202)%
Interest and dividend income	19,605	20,109	(3)%	13,924	41%	51,868	52,204	(1)%
Interest expense	(16,736)	(9,815)	71%	(16,720)	0%	(50,835)	(31,023)	64%
Other non-controlling interest [2]	—	—	NM	(662)	NM	(662)	—	NM

Total non-operating income (expense), net of non-controlling interests	$(118,573)	$46,650	(354)%	$16,637	NM	$(125,824)	$144,970	(187)%

[1]	Includes investment income related to equity and fixed income investments, collateralized debt obligations (“CDOs”), deferred compensation arrangements and BlackRock’s seed capital hedging program.
[2]	Includes non-controlling interests related to operating entities (non-investment activities).

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary				Variance
	September 30, 2008	June 30, 2008	September 30, 2007	Qtr to Qtr	YOY
Fixed income	$502,066	$527,186	$509,750	(5)%	(2)%
Cash management	290,692	344,944	290,748	(16)%	0%
Equity and balanced	351,428	435,676	454,162	(19)%	(23)%
Alternative investment products	71,308	76,103	44,896	(6)%	59%

Sub Total	1,215,494	1,383,909	1,299,556	(12)%	(6)%
Advisory[3]	43,104	43,634	—	(1)%	NM

Total AUM	$1,258,598	$1,427,543	$1,299,556	(12)%	(3)%

Current Quarter Component Changes
	June 30, 2008	Net subscriptions (redemptions)	Acquisition	FX 1	Market appreciation (depreciation)	September 30, 2008
Fixed income	$527,186	$(4,211)	$0	$(5,991)	$(14,918)	$502,066
Cash management	344,944	(53,477)	—	(1,063)	288	290,692
Equity and balanced	435,676	(2,494)	—	(12,697)	(69,057)	351,428
Alternative investment products	76,103	973	—	(963)	(4,805)	71,308

Sub Total	1,383,909	(59,209)	—	(20,714)	(88,492)	1,215,494
Advisory[3]	43,634	(700)	—	—	170	43,104

Total AUM	$1,427,543	$(59,909)	$0	$(20,714)	$(88,322)	$1,258,598

Year to Date Component Changes
	December 31, 2007	Net subscriptions (redemptions)	Acquisition	FX 1	Market appreciation (depreciation)	September 30, 2008
Fixed income	$513,020	$9,586	$0	$(3,359)	$(17,181)	$502,066
Cash management	313,338	(22,934)	—	(762)	1,050	290,692
Equity and balanced	459,182	3,150	—	(7,493)	(103,411)	351,428
Alternative investment products	71,104	5,804	—	(559)	(5,041)	71,308

Sub Total	1,356,644	(4,394)	—	(12,173)	(124,583)	1,215,494
Advisory[3]	—	42,934	—	—	170	43,104

Total AUM	$1,356,644	$38,540	$0	$(12,173)	$(124,413)	$1,258,598

Year over Year Component Changes
	September 30, 2007	Net subscriptions (redemptions)	Acquisition[2]	FX 1	Market appreciation (depreciation)	September 30, 2008
Fixed income	$509,750	$3,609	$0	$(3,154)	$(8,139)	$502,066
Cash management	290,748	(753)	—	(740)	1,437	290,692
Equity and balanced	454,162	13,964	—	(7,541)	(109,157)	351,428
Alternative investment products	44,896	9,511	21,868	(585)	(4,382)	71,308

Sub Total	1,299,556	26,331	21,868	(12,020)	(120,241)	1,215,494
Advisory[3]	—	42,934	—	—	170	43,104

Total AUM	$1,299,556	$69,265	$21,868	$(12,020)	$(120,071)	$1,258,598

NM - Not meaningful

[1]	Foreign Exchange reflects the impact of converting non-dollar denominated AUM into U.S. dollars for reporting.
[2]	Data reflects net assets acquired in the Quellos acquisition on October 1, 2007.
[3]	Advisory AUM represents long-term portfolio liquidation assignments.